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[MKS LOGO]                                                          EXHIBIT 99.7
Technology for Productivity

                                                           FOR IMMEDIATE RELEASE

                                                                        CONTACT:
                                                                  Ronald Weigner
                                        Vice President & Chief Financial Officer
                                                                    978.284.4446

                          MKS INSTRUMENTS BOARD ELECTS

                    LEO BERLINGHIERI CHIEF EXECUTIVE OFFICER

                    JOHN BERTUCCI ELECTED EXECUTIVE CHAIRMAN

      Wilmington, Mass., June 30, 2005 -- MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, announced today that the Board of Directors, acting on a recommendation from Chairman and Chief Executive Officer John R. Bertucci, elected Leo Berlinghieri CEO in addition to his role as President and elected Mr. Berlinghieri to the MKS Board of Directors, effective July 1, 2005. Mr. Bertucci is resigning his duties as CEO at the end of the calendar quarter on June 30, 2005. The Board elected Mr. Bertucci to the position of Executive Chairman of the Board of Directors, effective July 1, 2005.

      Mr. Bertucci, 64, said, "Leo was elected Chief Operating Officer two years ago and President last year, and he has done an excellent job in those roles. Today the Board and I are pleased to take the next step in our management succession plan by recognizing Leo's leadership abilities and naming him CEO and President. His exceptional customer focus and comprehensive knowledge of the industry have contributed significantly to MKS' success over the years. As Executive Chairman, I look forward to staying actively involved in MKS' strategy and technology roadmaps and continuing to work with Leo as we build on our strong track record."

      Mr. Berlinghieri, 52, has served as President and Chief Operating Officer since April 2004, after being named Vice President and Chief Operating Officer in July 2003. Previously, he served as Vice President, Global Sales and Service, and has had

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responsibility for operating positions in manufacturing, supply chain management and customer service during his 24 years with MKS.

      Mr. Berlinghieri said, "I am pleased to have the opportunity to lead one of the strongest companies in our sector. We have a broad technology portfolio, a skilled and experienced management team, and a strong balance sheet. Today we are providing higher value solutions that support the growing need for process control as the semiconductor industry transitions to larger and more valuable wafers. Going forward, we will continue to work closely with customers to strive to meet and anticipate next-generation process control challenges and grow our share in semiconductor and other markets."

      MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas related semiconductor manufacturing processes, thereby enhancing our customers' uptime, yield and throughput, and improving their productivity and return on invested capital.

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